BROWN SHOE REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS
•	Consolidated net sales increased 14.5 percent
•	Wholesale division net sales rose 25.8 percent
•	Famous Footwear same-store sales increased 11.8 percent
•	Net earnings per diluted share of $0.12

ST. LOUIS, August 25, 2010 – Brown Shoe Company, Inc. (NYSE:BWS, www.brownshoe.com) today reported financial results for the 13-week period ended July 31, 2010.  Net sales for the second quarter increased 14.5 percent from the second quarter of 2009 to $585.8 million.  Net earnings (loss) attributable to Brown Shoe Company, Inc. (hereafter “net earnings” or “net loss”) were $5.3 million, or $0.12 per diluted share, compared to a net loss of $4.2 million, or $0.10 per diluted share, in the second quarter of 2009.  On an adjusted basis, excluding charges related to the Company’s information technology initiatives, net earnings were $6.5 million, or $0.15 per diluted share, compared to a net loss of $3.0 million, or $0.07 per diluted share in the second quarter of 2009.  See Schedule 4 attached for a reconciliation to net earnings (loss) on a GAAP basis and the discussion of “Non-GAAP Financial Measures.”

Ron Fromm, Brown Shoe’s Chairman and Chief Executive Officer, said, “The positive momentum for our retail and wholesale brands continued in the second quarter and resulted in strong sales growth across our multi-channel portfolio and a significant improvement in earnings during the period.  This performance reflects our growing engagement with our consumers, built upon exceptional product and compelling merchandising and marketing plans.  We have seen tremendous growth from our Wholesale division, with strong performances in the quarter from Naturalizer, Dr. Scholl’s, and our contemporary fashion brands.  Additionally, Famous Footwear drove a double-digit sales gain with a significantly reduced promotional cadence in the quarter, resulting in solid year-over-year gross profit rate improvement.  As a result of the strong performance for the first six months of the year, we are proud to have achieved our short-term milestone of delivering adjusted earnings of $1.00 per diluted share on a trailing 12-month basis in a much faster timeframe than previously anticipated.”

Fromm concluded, “We remain well-positioned to continue our market share gains during the important Back-to-School season and are encouraged by the early results we have seen.  Historically, one out of 10 American families shops at Famous Footwear during Back-to-School, and we expect 2010 to be no exception.  We plan to drive increased market share gains with a powerful assortment of brands and traffic-generating TV, print and digital-marketing campaigns.  Our portfolio of wholesale brands is equally poised for growth, as evidenced by our strong backlog for fall and holiday shipments.  While the economic environment remains uncertain, we expect our initiatives to fuel a strong year for Brown Shoe and lead to increased value for our shareholders, as we continue to invest in our core brands to support our long-term growth.”

Consolidated Results for the Second Quarter of 2010:
•	Net sales for the second quarter were $585.8 million, up 14.5 percent over $511.6 million in the year-earlier quarter;
o
Famous Footwear net sales improved 10.6 percent to $347.3 million.   The sales results were driven by an 11.8 percent same-store sales increase, which reflects positive performances across all categories, channels, and geographies in the quarter;

o	Net sales in the Wholesale division rose 25.8 percent to $178.6 million, driven by sales increases across all of its channels of distribution; and
o	Net sales in the Specialty Retail division were $59.8 million, reflecting a 6.8 percent same-store sales increase.
•	Gross profit rate climbed 90 basis points to 40.7 percent of net sales compared with the year-ago level of 39.8 percent;
o
The key driver was a 320 basis point improvement in the Famous Footwear division versus the same period last year, benefiting from 85 percent fewer store BOGO days than in the year-ago period and improved sell-through across all categories; and

o
This improvement was partially offset by a 230 basis point decline in gross profit rate in the Wholesale division, attributable primarily to an increased mix of sales to third parties as well as shifts in brand and channel mix and increased freight costs.

•
Selling and administrative expenses increased to $224.5 million from $206.6 million in the year-ago second quarter.  As a percent of net sales, selling and administrative expenses were 38.3 percent, a decrease of 210 basis points, resulting from better expense leverage from the Company’s improved sales performance.  The year-over-year increase in expense was principally related to increased payroll costs, a portion of which is variable with sales volume, a 44 percent increase in marketing expense, and higher incentive compensation expense due to improved performance.  These increases were partially offset by operating 64 fewer stores across the retail portfolio as well as expense controls across the enterprise;

•	Net restructuring and other special charges related to the Company’s information technology initiatives were $1.9 million and $2.0 million in the 2010 and 2009 second quarters, respectively;
•	Operating earnings improved to $12.1 million, contrasted with an operating loss of $5.0 million in the second quarter of 2009;
•	Net interest expense was $4.8 million in the quarter;
•	The Company’s effective tax rate in the second quarter of 2010 was 35.0 percent;
•
Net earnings were $5.3 million, or $0.12 per diluted share, versus a net loss of $4.2 million, or $0.10 per diluted share, in the year-ago quarter.  Both quarters included after-tax charges of $1.3 million, or $0.03 per diluted share, related to the Company’s information technology initiatives;

•
Inventory at quarter-end was $578.1 million, a 9.7 percent increase from the year-ago level of $526.8 million.  Average units on a per-store basis at Famous Footwear increased 8.9 percent at quarter-end versus the year-ago period, reflecting the strong sales trend and outlook.  Inventory at the Wholesale division increased 28.3 percent year-over-year, consistent with a strong, unshipped order position; and

•
At quarter-end, the Company had $331.9 million in availability under its revolving credit facility and had $30.7 million in cash and cash equivalents.  During the second quarter, the Company completed the acquisition of Edelman Shoe, Inc. for $32.7 million in cash and $7.3 million in stock.

Outlook
Based on its current outlook, the Company expects the following:
•	Consolidated net sales for the full year of 2010 are expected to grow in the low double-digit range, with third quarter net sales expected to increase in the low-teens range;
•
Famous Footwear same-store sales are expected to grow in the high single- to low double-digit range for both the full year of 2010 and the third quarter.  Famous Footwear plans to open 30 to 35 stores while closing 50 stores in 2010;

•	Wholesale net sales are currently estimated to grow in the high-teens range for the full year of 2010, with low- to mid-20’s growth in the third quarter;
•	Gross profit rate in the second half of 2010 is expected to be in the range of 40.0 to 40.5 percent;
•
Selling and administrative expenses as a percent of net sales are expected to be in the range of 37.5 to 38.0 percent for the full year of 2010, which includes net restructuring and other special charges of $7.0 million to $7.5 million for the Company’s information technology initiatives.  Third quarter selling and administrative expenses as a percent of net sales are expected to be in the range of 35.8 to 36.3 percent, which includes net restructuring and other special charges of $2.0 to $2.5 million for information technology initiatives as well as an increase in marketing and incentive compensation costs versus the third quarter last year of approximately $20.0 million, or $0.29 per diluted share on an after-tax basis;

•	Depreciation and amortization of capitalized software and intangible assets are expected to total $50.0 million to $52.0 million for the full year of 2010;
•	Net interest expense is expected to approximate $20.0 million to $21.0 million for the full year of 2010;
•	The Company expects an effective tax rate of 36.5 to 37.0 percent for the full year of 2010; and
•	Purchases of property and equipment and capitalized software are targeted in the range of $60.0 million to $63.0 million for the full year of 2010.

Definitions
Consistent with guidance issued by the FASB on noncontrolling interests in consolidated financial statements, all references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net earnings (loss) attributable to Brown Shoe Company, Inc. and diluted earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders, are presented as net earnings (loss) and earnings (loss) per diluted share, respectively.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call
A conference call to discuss second quarter 2010 results will be held today at 9:00 a.m. ET.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include  (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) the timing and uncertainty of activities and costs related to the Company’s information technology initiatives, including software implementation and business transformation; (iii) potential disruption to the Company’s business and operations as it implements its information technology initiatives; (iv) the Company’s ability to utilize its new information technology system to successfully execute its strategies; (v) intense competition within the footwear industry; (vi) rapidly changing fashion trends and purchasing patterns; (vii) customer concentration and increased consolidation in the retail industry; (viii) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (ix) the Company's ability to attract and retain licensors and protect its intellectual property; (x) the Company's ability to secure/exit leases on favorable terms; (xi) the Company's ability to maintain relationships with current suppliers; (xii) compliance with applicable laws and standards with respect to lead content in paint and other product safety issues; (xiii) the Company’s ability to successfully execute its international growth strategy; (xiv) the Company’s ability to source product at a pace consistent with increased demand for footwear; and (xv) the impact of rising prices in a potentially inflationary global environment.  The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended January 30, 2010, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.4 billion global footwear company.  Brown Shoe’s Retail division operates Famous Footwear, a leading family branded footwear destination with over 1,100 stores nationwide and e-commerce site FamousFootwear.com, approximately 270 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe designs and markets leading footwear brands including Naturalizer, Dr. Scholl's, Franco Sarto, LifeStride, Etienne Aigner, Sam Edelman, Via Spiga, Vera Wang Lavender and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	Erin Conroy
Brown Shoe Company, Inc.	Brown Shoe Company, Inc.
kgolden@brownshoe.com	econroy@brownshoe.com
314-854-4134	212-324-4515

OR

Dave Garino
Fleishman Hillard
garinod@fleishman.com
314-982-0551

SCHEDULE 1
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Thousands, except per share data)	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Net sales	$585,756	$511,621	$1,183,474	$1,050,361
Cost of goods sold	347,286	307,981	697,444	638,557

Gross profit	238,470	203,640	486,030	411,804

Selling and administrative expenses	224,448	206,620	448,963	419,337
Restructuring and other special charges, net	1,891	1,998	3,608	4,612

Operating earnings (loss)	12,131	(4,978)	33,459	(12,145)

Interest expense	(4,810)	(4,914)	(9,322)	(10,163)
Interest income	49	145	67	288

Earnings (loss) before income taxes	7,370	(9,747)	24,204	(22,020)

Income tax (provision) benefit	(2,582)	5,531	(8,881)	10,733

Net earnings (loss)	$4,788	$(4,216)	$15,323	$(11,287)
Less: Net (loss) earnings attributable to noncontrolling interests	(473)	29	16	561
Net earnings (loss) attributable to Brown Shoe Company, Inc.	$5,261	$(4,245)	$15,307	$(11,848)
Basic earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders	$0.12	$(0.10)	$0.35	$(0.28)
Diluted earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders	$0.12	$(0.10)	$0.35	$(0.28)

Basic number of shares	42,147	41,583	41,951	41,574
Diluted number of shares	42,463	41,583	42,267	41,574

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	July 31, 2010	August 1, 2009	January 30, 2010
ASSETS

Cash and cash equivalents	$30,724	$37,274	$125,833
Receivables	106,149	72,156	84,297
Inventories	578,085	526,808	456,682
Prepaid expenses and other current assets	33,206	41,877	41,437
Total current assets	748,164	678,115	708,249

Other assets	118,884	110,540	113,114
Intangible assets, net	73,876	80,613	77,226
Property and equipment, net	136,207	155,550	141,561
Total assets	$1,077,131	$1,024,818	$1,040,150

LIABILITIES AND EQUITY

Borrowings under revolving credit agreement	$35,500	$47,500	$94,500
Trade accounts payable	294,845	233,791	177,700
Other accrued expenses	139,675	133,652	141,863
Total current liabilities	470,020	414,943	414,063

Long-term debt	150,000	150,000	150,000
Deferred rent	38,011	42,049	38,869
Other liabilities	27,555	29,570	25,991

Total Brown Shoe Company, Inc. shareholders’ equity	391,071	379,583	402,171
Noncontrolling interests	474	8,673	9,056
Total equity	391,545	388,256	411,227
Total liabilities and equity	$1,077,131	$1,024,818	$1,040,150

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twenty-six Weeks Ended
(Thousands)	July 31, 2010	August 1, 2009

OPERATING ACTIVITIES:
Net earnings (loss)	$15,323	$(11,287)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	16,028	18,204
Amortization of capitalized software	5,010	3,993
Amortization of intangibles	3,350	3,387
Amortization of debt issuance costs	1,098	1,098
Share-based compensation expense	2,781	1,944
Tax deficiency related to share-based plans	142	89
Loss on disposal of facilities and equipment	617	293
Impairment charges for facilities and equipment	1,684	2,094
Deferred rent	(858)	335
Provision for doubtful accounts	80	477
Foreign currency transaction gains	(11)	(61)
Changes in operating assets and liabilities:
Receivables	(21,923)	11,643
Inventories	(121,298)	(59,120)
Prepaid expenses and other current and noncurrent assets	8,923	2,507
Trade accounts payable	117,041	81,073
Accrued expenses and other liabilities	(714)	(4,391)
Other, net	(284)	(2,567)
Net cash provided by operating activities	26,989	49,711

INVESTING ACTIVITIES:
Purchases of property and equipment	(12,844)	(17,911)
Capitalized software	(11,871)	(10,916)
Net cash used for investing activities	(24,715)	(28,827)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	435,500	394,900
Repayments under revolving credit agreement	(494,500)	(459,900)
Proceeds from stock options exercised	561	–
Tax deficiency related to share-based plans	(142)	(89)
Acquisition of noncontrolling interests (Edelman Shoe, Inc.)	(32,692)	–
Dividends paid	(6,114)	(6,006)
Net cash used for financing activities	(97,387)	(71,095)

Effect of exchange rate changes on cash	4	585

Decrease in cash and cash equivalents	(95,109)	(49,626)

Cash and cash equivalents at beginning of period	125,833	86,900

Cash and cash equivalents at end of period	$30,724	$37,274

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Operating Earnings (Loss), Net Earnings (Loss) and Diluted Earnings (Loss) Per Share (GAAP Basis)
to Adjusted Operating Earnings (Loss), Net Earnings (Loss) and Diluted Earnings (Loss) Per Share (Non-GAAP Basis)

	2nd Quarter 2010			2nd Quarter 2009
(Thousands, except per share data)	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share	Operating (Loss) Earnings	Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	Diluted (Loss) Earnings Per Share

GAAP earnings (loss)	$12,131	$5,261	$0.12	$(4,978)	$(4,245)	$(0.10)

Charges / Other Items:

IT initiatives	1,891	1,263	0.03	1,998	1,282	0.03

Total charges / other items	1,891	1,263	0.03	1,998	1,282	0.03

Adjusted earnings (loss)	$14,022	$6,524	$0.15	$(2,980)	$(2,963)	$(0.07)

	Six Months 2010			Six Months 2009
(Thousands, except per share data)	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share	Operating (Loss) Earnings	Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	Diluted (Loss) Earnings Per Share

GAAP earnings (loss)	$33,459	$15,307	$0.35	$(12,145)	$(11,848)	$(0.28)

Charges / Other Items:

IT initiatives	3,608	2,447	0.06	4,612	2,965	0.07

Total charges / other items	3,608	2,447	0.06	4,612	2,965	0.07

Adjusted earnings (loss)	$37,067	$17,754	$0.41	$(7,533)	$(8,883)	$(0.21)

SCHEDULE 5

BROWN SHOE COMPANY, INC.
OPERATING RESULTS BY SEGMENT

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	2nd Quarter 2010	2nd Quarter 2009	2nd Quarter 2010	2nd Quarter 2009	2nd Quarter 2010	2nd Quarter 2009

Net Sales	$347.3	$314.1	$178.6	$142.0	$59.8	$55.5

Gross Profit	$159.6	$134.3	$54.1	$46.3	$24.8	$23.0

Gross Profit Rate	46.0%	42.8%	30.3%	32.6%	41.4%	41.6%

Operating Earnings (Loss)	$15.8	$(0.8)	$9.0	$7.9	$(2.7)	$(4.3)

Operating Earnings (Loss) %	4.5%	(0.3)%	5.1%	5.5%	(4.6)%	(7.8)%

Same-store Sales %	11.8%	(6.7)%	-	-	6.8%	(3.8)%

Number of Stores	1,128	1,167	-	-	264	289

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	Six Months 2010	Six Months 2009	Six Months 2010	Six Months 2009	Six Months 2010	Six Months 2009

Net Sales	$709.5	$631.7	$353.4	$310.9	$120.6	$107.8

Gross Profit	$323.8	$270.8	$110.7	$95.7	$51.5	$45.3

Gross Profit Rate	45.6%	42.9%	31.3%	30.8%	42.7%	42.0%

Operating Earnings (Loss)	$43.9	$2.2	$17.7	$13.8	$(5.7)	$(10.5)

Operating Earnings (Loss) %	6.2%	0.3%	5.0%	4.4%	(4.7)%	(9.8)%

Same-store Sales %	13.6%	(5.9)%	-	-	11.3%	(4.9)%

SCHEDULE 6

BROWN SHOE COMPANY, INC.
Trailing Twelve-Months Results

(Thousands, except per share data)	Twelve Months Ended July 31, 2010	Twelve Months Ended August 1, 2009

Net sales	$ 2,375,081	$ 2,203,013

Gross profit	977,365	854,081

Gross profit %	41.2%	38.8%

Operating earnings (loss)	77,127	(204,153)

Operating earnings (loss) %	3.3%	(9.3% )

Net earnings (loss) attributable to Brown Shoe Company, Inc.	36,655	(154,498)

Adjusted net earnings attributable to Brown Shoe Company, Inc.	43,597	119

Diluted earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders	$ 0.84	($ 3.72)

Adjusted diluted earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$ 1.00	$ 0.00

BROWN SHOE COMPANY, INC.
Reconciliation of Trailing Twelve-Months Net Earnings (Loss) and Diluted Earnings (Loss) Per Share (GAAP Basis) to Trailing Twelve-Months Adjusted Net Earnings and Diluted Earnings Per Share (Non-GAAP Basis)

	Twelve Months Ended July 31, 2010		Twelve Months Ended August 1, 2009
(Thousands)	Net Earnings (Loss) Attributable to Brown Shoe Company, Inc.	Diluted Earnings (Loss) Per Share	Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.		Diluted (Loss) Earnings Per Share

GAAP earnings (loss)	$36,655	$0.84	$	(154,498)	$	(3.72)

Charges / Other Items:

Impairment of goodwill and intangible assets	–	–		119,203		2.87

Expense and capital containment initiatives	–	–		19,091		0.46

Headquarters consolidation	(1,139)	(0.03)		11,253		0.27

IT initiatives	5,256	0.12		5,070		0.12

Organizational changes	2,825	0.07		–		–

Total charges / other items	6,942	0.16		154,617		3.72

Adjusted earnings	$43,597	$1.00		$119		$0.00